Page _____ of _____ Pages
                                                          1        7







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                  7



                    (A fee is not being paid with this statement)



                                    BIOMET, INC.
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      090613100
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        7


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 4,182,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 4,182,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 4,182,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 3.61  %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Investment Management Corp. 37-0902469
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Delaware

 5.  Sole Voting Power: 1,955,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 1,955,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,955,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 1.69  %

12.  Type of Reporting Person: IA

                                                   Page _____ of _____ Pages
                                                          3        7


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Savings and Thrift Plan for U.S.
         Employees  37-6091823

 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 2,140,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 2,140,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 2,140,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 1.85  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          4        7



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   BIOMET, INC.
                   AIRPORT INDUSTRIAL PARK
                   P.O. BOX 587
                   WARSAW, IN.  46581-0587

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 8,277,000 shares on 12/31/1996
            _________________________

Item 4(b).  Percent of Class: 7.15 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________


         the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          5        7



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/03/1997                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
  Kurt G. Moser, Fiduciary of each         Kurt G. Moser, Vice President of
             of the above                          each of the above
                                                   Page _____ of _____ Pages
                                                          6        7

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          7        7


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         4,182,000 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC                 0 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV         1,550,000 shares
State Farm Balanced Fund, Inc.                   IV           405,000 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP                 0 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                          1,670,000 shares
  Balanced Account                                            470,000 shares
                                                    -----------------
                                                            8,277,000 shares


                                                   Page _____ of _____ Pages
                                                          1        8







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                 18



                    (A fee is not being paid with this statement)



                                BANCORP HAWAII, INC.
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      059685107
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        8


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 816,750

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 816,750

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 816,750

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 2.01  %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Fire and Casualty Company 37-0533080
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 253,192

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 253,192

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 253,192

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.62  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        8


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Investment Management Corp. 37-0902469
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Delaware

 5.  Sole Voting Power: 519,817

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 519,817

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 519,817

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 1.28  %

12.  Type of Reporting Person: IA

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Employee Retirement Trust 36-6042145
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 500,667

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 500,667

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 500,667

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 1.23  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          4        8


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Savings and Thrift Plan for U.S.
         Employees  37-6091823

 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 721,130

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 721,130

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 721,130

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 1.77  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          5        8



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   BANCORP HAWAII, INC.
                   FINANCIAL PLAZA OF THE PACIFIC
                   130 MERCHANT STREET
                   HONOLULU, HAWAII  96813

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 2,811,556 shares on 12/31/1996
            _________________________

Item 4(b).  Percent of Class: 6.93 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________


         the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          6        8



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/03/1997                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
  Kurt G. Moser, Fiduciary of each         Kurt G. Moser, Vice President of
             of the above                          each of the above
                                                   Page _____ of _____ Pages
                                                          7        8

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          8        8


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC           816,750 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC           253,192 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV           382,537 shares
State Farm Balanced Fund, Inc.                   IV           137,280 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP           500,667 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                            579,305 shares
  Balanced Account                                            141,825 shares
                                                    -----------------
                                                            2,811,556 shares


                                                   Page _____ of _____ Pages
                                                          1        7







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                 17



                    (A fee is not being paid with this statement)



                                BANPONCE CORPORATION
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      066704107
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        7


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 1,708,544

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 1,708,544

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,708,544

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 2.58  %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Fire and Casualty Company 37-0533080
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 461,560

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 461,560

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 461,560

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.69  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        7


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Investment Management Corp. 37-0902469
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Delaware

 5.  Sole Voting Power: 1,295,020

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 1,295,020

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,295,020

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 1.95  %

12.  Type of Reporting Person: IA

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Savings and Thrift Plan for U.S.
         Employees  37-6091823

 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 1,365,938

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 1,365,938

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,365,938

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 2.06  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          4        7



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   BANPONCE CORPORATION
                   BANCO POPULAR CENTER
                   209 MUNOZ RIVERA AVE., HATO REY
                   SAN JUAN, PR  00918

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 4,831,062 shares on 12/31/1996
            _________________________

Item 4(b).  Percent of Class: 7.30 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________


         the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          5        7



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/03/1997                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
  Kurt G. Moser, Fiduciary of each         Kurt G. Moser, Vice President of
             of the above                          each of the above
                                                   Page _____ of _____ Pages
                                                          6        7

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          7        7


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         1,708,544 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC           461,560 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV         1,058,058 shares
State Farm Balanced Fund, Inc.                   IV           236,962 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP                 0 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                          1,085,846 shares
  Balanced Account                                            280,092 shares
                                                    -----------------
                                                            4,831,062 shares


                                                   Page _____ of _____ Pages
                                                          1        6







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                 18



                    (A fee is not being paid with this statement)



                               THE DEXTER CORPORATION
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      252165105
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        6


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 1,064,374

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 1,064,374

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,064,374

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 4.47  %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Fire and Casualty Company 37-0533080
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 212,499

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 212,499

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 212,499

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.89  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        6



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   THE DEXTER CORPORATION
                   ONE ELM STREET
                   WINDSOR LOCKS, CT.  06096

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 1,276,873 shares on 12/31/1996
            _________________________

Item 4(b).  Percent of Class: 5.36 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________


         the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          4        6



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/03/1997                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
  Kurt G. Moser, Fiduciary of each         Kurt G. Moser, Vice President of
             of the above                          each of the above
                                                   Page _____ of _____ Pages
                                                          5        6

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          6        6


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         1,064,374 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC           212,499 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV                 0 shares
State Farm Balanced Fund, Inc.                   IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP                 0 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                                  0 shares
  Balanced Account                                                  0 shares
                                                    -----------------
                                                            1,276,873 shares


                                                   Page _____ of _____ Pages
                                                          1        7







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                 11



                    (A fee is not being paid with this statement)



                                ENGELHARD CORPORATION
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      292845104
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        7


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 5,748,975

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 5,748,975

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 5,748,975

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 3.99  %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Fire and Casualty Company 37-0533080
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 846,450

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 846,450

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 846,450

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.58  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        7


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Employee Retirement Trust 36-6042145
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 3,075,468

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 3,075,468

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 3,075,468

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 2.13  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          4        7



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   ENGELHARD CORPORATION
                   101 WOOD AVENUE
                   ISELIN, N.J.  08830-0770

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 9,670,893 shares on 12/31/1996
            _________________________

Item 4(b).  Percent of Class: 6.72 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________


         the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          5        7



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/03/1997                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
  Kurt G. Moser, Fiduciary of each         Kurt G. Moser, Vice President of
             of the above                          each of the above
                                                   Page _____ of _____ Pages
                                                          6        7

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          7        7


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         5,748,975 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC           846,450 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV                 0 shares
State Farm Balanced Fund, Inc.                   IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP         3,075,468 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                                  0 shares
  Balanced Account                                                  0 shares
                                                    -----------------
                                                            9,670,893 shares


                                                   Page _____ of _____ Pages
                                                          1        6







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                 18



                    (A fee is not being paid with this statement)



                                  ELCOR CORPORATION
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      284443108
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        6


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 500,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 500,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 500,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 5.69  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        6



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   ELCOR CORPORATION
                   14643 DALLAS PARKWAY
                   SUITE 1000, WELLINGTON CENTER
                   DALLAS, TEX.  75240-8871

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 500,000 shares on 12/31/1996
            _________________________

Item 4(b).  Percent of Class: 5.69 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________


         the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          4        6



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/03/1997                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
  Kurt G. Moser, Fiduciary of each         Kurt G. Moser, Vice President of
             of the above                          each of the above
                                                   Page _____ of _____ Pages
                                                          5        6

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          6        6


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC           500,000 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC                 0 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV                 0 shares
State Farm Balanced Fund, Inc.                   IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP                 0 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                                  0 shares
  Balanced Account                                                  0 shares
                                                    -----------------
                                                              500,000 shares


                                                   Page _____ of _____ Pages
                                                          1        6







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                  2



                    (A fee is not being paid with this statement)



                              EQUITABLE RESOURCES, INC.
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      294549100
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        6


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 1,606,750

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 1,606,750

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,606,750

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 4.54  %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Fire and Casualty Company 37-0533080
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 525,700

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 525,700

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 525,700

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 1.48  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        6



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   EQUITABLE RESOURCES, INC.
                   420 BOULEVARD OF THE ALLIES
                   PITTSBURGH, PA.  15219

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 2,132,450 shares on 12/31/1996
            _________________________

Item 4(b).  Percent of Class: 6.03 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________


         the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          4        6



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/03/1997                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
  Kurt G. Moser, Fiduciary of each         Kurt G. Moser, Vice President of
             of the above                          each of the above
                                                   Page _____ of _____ Pages
                                                          5        6

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          6        6


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         1,606,750 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC           525,700 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV                 0 shares
State Farm Balanced Fund, Inc.                   IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP                 0 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                                  0 shares
  Balanced Account                                                  0 shares
                                                    -----------------
                                                            2,132,450 shares


                                                   Page _____ of _____ Pages
                                                          1        8







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                 19



                    (A fee is not being paid with this statement)



                                 HON INDUSTRIES INC.
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      438092108
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        8


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 880,800

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 880,800

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 880,800

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 2.93  %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Fire and Casualty Company 37-0533080
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 246,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 246,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 246,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.81  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        8


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Investment Management Corp. 37-0902469
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Delaware

 5.  Sole Voting Power: 799,600

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 799,600

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 799,600

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 2.66  %

12.  Type of Reporting Person: IA

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Employee Retirement Trust 36-6042145
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 888,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 888,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 888,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 2.95  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          4        8


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Savings and Thrift Plan for U.S.
         Employees  37-6091823

 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 868,800

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 868,800

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 868,800

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 2.89  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          5        8



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   HON INDUSTRIES INC.
                   P.O. BOX 1109
                   414 EAST THIRD ST.
                   MUSCATINE, IOWA  52761-7109

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 3,683,200 shares on 12/31/1996
            _________________________

Item 4(b).  Percent of Class: 12.25 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________


         the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          6        8



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/03/1997                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
  Kurt G. Moser, Fiduciary of each         Kurt G. Moser, Vice President of
             of the above                          each of the above
                                                   Page _____ of _____ Pages
                                                          7        8

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          8        8


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC           880,800 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC           246,000 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV           719,600 shares
State Farm Balanced Fund, Inc.                   IV            80,000 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP           888,000 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                            800,400 shares
  Balanced Account                                             68,400 shares
                                                    -----------------
                                                            3,683,200 shares


                                                   Page _____ of _____ Pages
                                                          1        6







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                  7



                    (A fee is not being paid with this statement)



                             IMMUNE RESPONSE CORPORATION
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      45252T106
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        6


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 1,128,572

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 1,128,572

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,128,572

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 5.59  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        6



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   IMMUNE RESPONSE CORPORATION
                   5935 DARWIN COURT
                   CARLSBAD, CA.  92008

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 1,128,572 shares on 12/31/1996
            _________________________

Item 4(b).  Percent of Class: 5.59 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________


         the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          4        6



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/03/1997                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
  Kurt G. Moser, Fiduciary of each         Kurt G. Moser, Vice President of
             of the above                          each of the above
                                                   Page _____ of _____ Pages
                                                          5        6

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          6        6


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         1,128,572 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC                 0 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV                 0 shares
State Farm Balanced Fund, Inc.                   IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP                 0 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                                  0 shares
  Balanced Account                                                  0 shares
                                                    -----------------
                                                            1,128,572 shares


                                                   Page _____ of _____ Pages
                                                          1        6







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                  8



                    (A fee is not being paid with this statement)



                                LIBERTY BANCORP INC.
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      530175108
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        6


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 645,161

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 645,161

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 645,161

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 6.83  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        6



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   LIBERTY BANCORP INC.
                   LIBERTY TOWER
                   100 NORTH BROADWAY
                   OKLAHOMA CITY, OKLA.  73102

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 645,161 shares on 12/31/1996
            _________________________

Item 4(b).  Percent of Class: 6.83 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________


         the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          4        6



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/03/1997                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
  Kurt G. Moser, Fiduciary of each         Kurt G. Moser, Vice President of
             of the above                          each of the above
                                                   Page _____ of _____ Pages
                                                          5        6

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          6        6


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC           645,161 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC                 0 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV                 0 shares
State Farm Balanced Fund, Inc.                   IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP                 0 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                                  0 shares
  Balanced Account                                                  0 shares
                                                    -----------------
                                                              645,161 shares


                                                   Page _____ of _____ Pages
                                                          1        6







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                 10



                    (A fee is not being paid with this statement)



                          LATTICE SEMICONDUCTOR CORPORATION
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      518415104
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        6


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 1,625,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 1,625,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,625,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 7.26  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        6



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   LATTICE SEMICONDUCTOR CORPORATION
                   5555 NORTH EAST MOORE COURT
                   HILLSBORO, ORE.  97124-6421

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 1,625,000 shares on 12/31/1996
            _________________________

Item 4(b).  Percent of Class: 7.26 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________


         the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          4        6



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/03/1997                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
  Kurt G. Moser, Fiduciary of each         Kurt G. Moser, Vice President of
             of the above                          each of the above
                                                   Page _____ of _____ Pages
                                                          5        6

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          6        6


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         1,625,000 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC                 0 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV                 0 shares
State Farm Balanced Fund, Inc.                   IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP                 0 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                                  0 shares
  Balanced Account                                                  0 shares
                                                    -----------------
                                                            1,625,000 shares


                                                   Page _____ of _____ Pages
                                                          1        6







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                  6



                    (A fee is not being paid with this statement)



                                    MANPOWER INC.
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      56418H100
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        6


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 6,160,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 6,160,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 6,160,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 7.50  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        6



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   MANPOWER INC.
                   5301 N. IRONWOOD ROAD
                   MILWAUKEE, WISC.  53217

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 6,160,000 shares on 12/31/1996
            _________________________

Item 4(b).  Percent of Class: 7.50 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________


         the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          4        6



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/03/1997                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
  Kurt G. Moser, Fiduciary of each         Kurt G. Moser, Vice President of
             of the above                          each of the above
                                                   Page _____ of _____ Pages
                                                          5        6

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          6        6


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         6,160,000 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC                 0 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV                 0 shares
State Farm Balanced Fund, Inc.                   IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP                 0 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                                  0 shares
  Balanced Account                                                  0 shares
                                                    -----------------
                                                            6,160,000 shares


                                                   Page _____ of _____ Pages
                                                          1        6







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                  9



                    (A fee is not being paid with this statement)



                    MC CORMICK & COMPANY, INCORPORATED NON-VOTING
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      579780206
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        6


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 2,444,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 2,444,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 2,444,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 3.60  %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Employee Retirement Trust 36-6042145
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 1,616,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 1,616,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,616,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 2.38  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          3        6



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   MC CORMICK & COMPANY, INCORPORATED
                   18 LOVETON CIRCLE
                   P.O. BOX 6000
                   SPARKS, MD.  21152-6000

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 4,060,000 shares on 12/31/1996
            _________________________

Item 4(b).  Percent of Class: 5.98 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________


         the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          4        6



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/03/1997                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
  Kurt G. Moser, Fiduciary of each         Kurt G. Moser, Vice President of
             of the above                          each of the above
                                                   Page _____ of _____ Pages
                                                          5        6

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          6        6


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         2,444,000 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC                 0 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV                 0 shares
State Farm Balanced Fund, Inc.                   IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP         1,616,000 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                                  0 shares
  Balanced Account                                                  0 shares
                                                    -----------------
                                                            4,060,000 shares


                                                   Page _____ of _____ Pages
                                                          1        6







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                  2



                    (A fee is not being paid with this statement)



                              MICROFIELD GRAPHICS, INC.
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      59506W104
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        6


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 410,348

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 410,348

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 410,348

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 12.84 %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        6



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   MICROFIELD GRAPHICS, INC.
                   7216 SOUTHWEST DURHAM ROAD
                   PORTLAND, ORE.  97224

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 410,348 shares on 12/31/1996
            _________________________

Item 4(b).  Percent of Class: 12.84 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________


         the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          4        6



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/03/1997                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
  Kurt G. Moser, Fiduciary of each         Kurt G. Moser, Vice President of
             of the above                          each of the above
                                                   Page _____ of _____ Pages
                                                          5        6

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          6        6


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC           410,348 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC                 0 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV                 0 shares
State Farm Balanced Fund, Inc.                   IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP                 0 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                                  0 shares
  Balanced Account                                                  0 shares
                                                    -----------------
                                                              410,348 shares


                                                   Page _____ of _____ Pages
                                                          1        7







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                 16



                    (A fee is not being paid with this statement)



                                    OSMONICS INC.
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      688350107
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        7


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 528,187

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 528,187

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 528,187

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 3.72  %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Investment Management Corp. 37-0902469
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Delaware

 5.  Sole Voting Power: 421,875

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 421,875

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 421,875

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 2.97  %

12.  Type of Reporting Person: IA

                                                   Page _____ of _____ Pages
                                                          3        7


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Savings and Thrift Plan for U.S.
         Employees  37-6091823

 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 438,750

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 438,750

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 438,750

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 3.09  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          4        7



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   OSMONICS INC.
                   5951 CLEARWATER DRIVE
                   MINNETONKA, MN  55343

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 1,388,812 shares on 12/31/1996
            _________________________

Item 4(b).  Percent of Class: 9.79 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________


         the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          5        7



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/03/1997                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
  Kurt G. Moser, Fiduciary of each         Kurt G. Moser, Vice President of
             of the above                          each of the above
                                                   Page _____ of _____ Pages
                                                          6        7

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          7        7


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC           528,187 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC                 0 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV           337,500 shares
State Farm Balanced Fund, Inc.                   IV            84,375 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP                 0 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                            337,500 shares
  Balanced Account                                            101,250 shares
                                                    -----------------
                                                            1,388,812 shares


                                                   Page _____ of _____ Pages
                                                          1        6







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                  8



                    (A fee is not being paid with this statement)



                              PRECISION CASTPARTS CORP.
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      740189105
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        6


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 1,531,100

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 1,531,100

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,531,100

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 7.43  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        6



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   PRECISION CASTPARTS CORP.
                   EXECUTIVE OFFICE, SUITE 440
                   4650 S. W. MACADAM
                   PORTLAND, ORE. 97201

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 1,531,100 shares on 12/31/1996
            _________________________

Item 4(b).  Percent of Class: 7.43 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________


         the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          4        6



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/03/1997                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
  Kurt G. Moser, Fiduciary of each         Kurt G. Moser, Vice President of
             of the above                          each of the above
                                                   Page _____ of _____ Pages
                                                          5        6

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          6        6


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         1,531,100 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC                 0 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV                 0 shares
State Farm Balanced Fund, Inc.                   IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP                 0 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                                  0 shares
  Balanced Account                                                  0 shares
                                                    -----------------
                                                            1,531,100 shares


                                                   Page _____ of _____ Pages
                                                          1        7







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                 19



                    (A fee is not being paid with this statement)



                               POGO PRODUCING COMPANY
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      730448107
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        7


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 3,180,145

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 3,180,145

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 3,180,145

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 9.56  %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Life Insurance Company 37-0533090
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 957,766

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 957,766

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 957,766

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 2.87  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        7


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Fire and Casualty Company 37-0533080
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 146,400

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 146,400

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 146,400

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.44  %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Employee Retirement Trust 36-6042145
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 1,235,766

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 1,235,766

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,235,766

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 3.71  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          4        7



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   POGO PRODUCING COMPANY
                   5 GREENWAY PLAZA
                   SUITE 2700
                   HOUSTON, TEXAS  77046-0504

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 5,520,077 shares on 12/31/1996
            _________________________

Item 4(b).  Percent of Class: 16.59 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________


         the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          5        7



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/03/1997                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
  Kurt G. Moser, Fiduciary of each         Kurt G. Moser, Vice President of
             of the above                          each of the above
                                                   Page _____ of _____ Pages
                                                          6        7

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          7        7


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         3,180,145 shares
State Farm Life Insurance Company                IC           957,766 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC           146,400 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV                 0 shares
State Farm Balanced Fund, Inc.                   IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP         1,235,766 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                                  0 shares
  Balanced Account                                                  0 shares
                                                    -----------------
                                                            5,520,077 shares


                                                   Page _____ of _____ Pages
                                                          1        6







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                  8



                    (A fee is not being paid with this statement)



                                 ROGERS CORPORATION
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      775133101
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        6


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 400,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 400,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 400,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 5.41  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        6



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   ROGERS CORPORATION
                   P.O. BOX 188
                   ONE TECHNOLOGY DRIVE
                   ROGERS, CONN.  06263-0188

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 400,000 shares on 12/31/1996
            _________________________

Item 4(b).  Percent of Class: 5.41 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________


         the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          4        6



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/03/1997                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
  Kurt G. Moser, Fiduciary of each         Kurt G. Moser, Vice President of
             of the above                          each of the above
                                                   Page _____ of _____ Pages
                                                          5        6

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          6        6


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC           400,000 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC                 0 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV                 0 shares
State Farm Balanced Fund, Inc.                   IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP                 0 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                                  0 shares
  Balanced Account                                                  0 shares
                                                    -----------------
                                                              400,000 shares


                                                   Page _____ of _____ Pages
                                                          1        8







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                  7



                    (A fee is not being paid with this statement)



                                 RAYCHEM CORPORATION
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      754603108
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        8


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 1,150,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 1,150,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,150,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 2.57  %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Fire and Casualty Company 37-0533080
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 350,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 350,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 350,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.78  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        8


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Investment Management Corp. 37-0902469
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Delaware

 5.  Sole Voting Power: 110,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 110,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 110,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.24  %

12.  Type of Reporting Person: IA

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Employee Retirement Trust 36-6042145
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 961,500

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 961,500

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 961,500

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 2.15  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          4        8


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Savings and Thrift Plan for U.S.
         Employees  37-6091823

 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 155,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 155,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 155,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.34  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          5        8



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   RAYCHEM CORPORATION
                   300 CONSTITUTION DRIVE
                   MENLO PARK, CA.  94025-1164

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 2,726,500 shares on 12/31/1996
            _________________________

Item 4(b).  Percent of Class: 6.09 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________


         the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          6        8



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/03/1997                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
  Kurt G. Moser, Fiduciary of each         Kurt G. Moser, Vice President of
             of the above                          each of the above
                                                   Page _____ of _____ Pages
                                                          7        8

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          8        8


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         1,150,000 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC           350,000 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV                 0 shares
State Farm Balanced Fund, Inc.                   IV           110,000 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP           961,500 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                                  0 shares
  Balanced Account                                            155,000 shares
                                                    -----------------
                                                            2,726,500 shares


                                                   Page _____ of _____ Pages
                                                          1        7







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                  2



                    (A fee is not being paid with this statement)



                         SCANDINAVIAN BROADCASTING SYSTEM SA
                 ___________________________________________________
                                      (Issuer)


                                  ORDINARY SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      L8137H108
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        7


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Investment Management Corp. 37-0902469
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Delaware

 5.  Sole Voting Power: 360,181

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 360,181

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 360,181

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 2.63  %

12.  Type of Reporting Person: IA

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Employee Retirement Trust 36-6042145
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 450,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 450,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 450,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 3.29  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          3        7


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Savings and Thrift Plan for U.S.
         Employees  37-6091823

 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 439,500

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 439,500

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 439,500

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 3.21  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          4        7



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   SCANDINAVIAN BROADCASTING SYSTEM SA
                   8-10 RUE MATHIAS HARDT, L-1717
                   LUXEMBOURG, LUXEMBOURG

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 1,249,681 shares on 12/31/1996
            _________________________

Item 4(b).  Percent of Class: 9.14 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________


         the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          5        7



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/03/1997                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
  Kurt G. Moser, Fiduciary of each         Kurt G. Moser, Vice President of
             of the above                          each of the above
                                                   Page _____ of _____ Pages
                                                          6        7

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          7        7


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC                 0 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC                 0 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV           360,181 shares
State Farm Balanced Fund, Inc.                   IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP           450,000 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                            439,500 shares
  Balanced Account                                                  0 shares
                                                    -----------------
                                                            1,249,681 shares


                                                   Page _____ of _____ Pages
                                                          1        8







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                 18



                    (A fee is not being paid with this statement)



                              SIGMA-ALDRICH CORPORATION
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      826552101
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        8


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 1,649,640

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 1,649,640

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,649,640

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 3.29  %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Life Insurance Company 37-0533090
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 61,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 61,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 61,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.12  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        8


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Investment Management Corp. 37-0902469
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Delaware

 5.  Sole Voting Power: 734,100

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 734,100

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 734,100

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 1.46  %

12.  Type of Reporting Person: IA

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Employee Retirement Trust 36-6042145
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 1,198,800

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 1,198,800

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,198,800

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 2.39  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          4        8


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Savings and Thrift Plan for U.S.
         Employees  37-6091823

 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 595,500

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 595,500

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 595,500

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 1.19  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          5        8



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   SIGMA-ALDRICH CORPORATION
                   3050 SPRUCE STREET
                   ST. LOUIS, MO.  63103

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 4,239,040 shares on 12/31/1996
            _________________________

Item 4(b).  Percent of Class: 8.47 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________


         the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          6        8



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/03/1997                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
  Kurt G. Moser, Fiduciary of each         Kurt G. Moser, Vice President of
             of the above                          each of the above
                                                   Page _____ of _____ Pages
                                                          7        8

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          8        8


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         1,649,640 shares
State Farm Life Insurance Company                IC            61,000 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC                 0 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV           630,600 shares
State Farm Balanced Fund, Inc.                   IV           103,500 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP         1,198,800 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                            510,600 shares
  Balanced Account                                             84,900 shares
                                                    -----------------
                                                            4,239,040 shares


                                                   Page _____ of _____ Pages
                                                          1        6







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                  1



                    (A fee is not being paid with this statement)



                                   STERICYCLE INC.
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      858912108
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        6


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 937,522

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 937,522

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 937,522

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 9.37  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        6



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   STERICYCLE INC.
                   1419 LAKE COOK ROAD
                   SUITE 410
                   DEERFIELD, ILL.  60015

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 937,522 shares on 12/31/1996
            _________________________

Item 4(b).  Percent of Class: 9.37 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________


         the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          4        6



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/03/1997                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
  Kurt G. Moser, Fiduciary of each         Kurt G. Moser, Vice President of
             of the above                          each of the above
                                                   Page _____ of _____ Pages
                                                          5        6

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          6        6


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC           937,522 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC                 0 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV                 0 shares
State Farm Balanced Fund, Inc.                   IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP                 0 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                                  0 shares
  Balanced Account                                                  0 shares
                                                    -----------------
                                                              937,522 shares


                                                   Page _____ of _____ Pages
                                                          1        6







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                  1



                    (A fee is not being paid with this statement)



                             SOUTHWESTERN ENERGY COMPANY
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      845467109
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        6


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 699,100

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 699,100

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 699,100

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 2.82  %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Fire and Casualty Company 37-0533080
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 731,700

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 731,700

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 731,700

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 2.96  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        6



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   SOUTHWESTERN ENERGY COMPANY
                   1083 SAIN STREET
                   P.O. BOX 1408
                   FAYETTEVILLE, ARK.  72702-1408

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 1,430,800 shares on 12/31/1996
            _________________________

Item 4(b).  Percent of Class: 5.79 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________


         the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          4        6



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/03/1997                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
  Kurt G. Moser, Fiduciary of each         Kurt G. Moser, Vice President of
             of the above                          each of the above
                                                   Page _____ of _____ Pages
                                                          5        6

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          6        6


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC           699,100 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC           731,700 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV                 0 shares
State Farm Balanced Fund, Inc.                   IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP                 0 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                                  0 shares
  Balanced Account                                                  0 shares
                                                    -----------------
                                                            1,430,800 shares


                                                   Page _____ of _____ Pages
                                                          1        6







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                 15



                    (A fee is not being paid with this statement)



                              TMBR SHARP DRILLING INC.
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      87257P101
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        6


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 394,750

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 394,750

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 394,750

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 11.20 %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Fire and Casualty Company 37-0533080
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 5,250

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 5,250

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 5,250

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.14  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        6



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   TMBR SHARP DRILLING INC.
                   4607 WEST INDUSTRIAL BLVD.
                   MIDLAND, TEX.  79703

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 400,000 shares on 12/31/1996
            _________________________

Item 4(b).  Percent of Class: 11.35 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________


         the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          4        6



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/03/1997                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
  Kurt G. Moser, Fiduciary of each         Kurt G. Moser, Vice President of
             of the above                          each of the above
                                                   Page _____ of _____ Pages
                                                          5        6

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          6        6


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC           394,750 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC             5,250 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV                 0 shares
State Farm Balanced Fund, Inc.                   IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP                 0 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                                  0 shares
  Balanced Account                                                  0 shares
                                                    -----------------
                                                              400,000 shares


                                                   Page _____ of _____ Pages
                                                          1        6







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                  2



                    (A fee is not being paid with this statement)



                              THE TOWN & COUNTRY TRUST
                 ___________________________________________________
                                      (Issuer)


                              COM SH OF BENEFICIAL INT
                 ___________________________________________________
                           (Title of Class of Securities)


                                      892081100
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        6


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 1,000,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 1,000,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,000,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 6.37  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        6



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   THE TOWN & COUNTRY TRUST
                   SUITE 1700
                   100 SOUTH CHARLES ST.
                   BALTIMORE, MD.  21201

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 1,000,000 shares on 12/31/1996
            _________________________

Item 4(b).  Percent of Class: 6.37 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________


         the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          4        6



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/03/1997                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
  Kurt G. Moser, Fiduciary of each         Kurt G. Moser, Vice President of
             of the above                          each of the above
                                                   Page _____ of _____ Pages
                                                          5        6

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          6        6


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         1,000,000 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC                 0 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV                 0 shares
State Farm Balanced Fund, Inc.                   IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP                 0 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                                  0 shares
  Balanced Account                                                  0 shares
                                                    -----------------
                                                            1,000,000 shares


                                                   Page _____ of _____ Pages
                                                          1        6







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                 17



                    (A fee is not being paid with this statement)



                                   TOM BROWN, INC.
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      115660201
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        6


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 2,200,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 2,200,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 2,200,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 10.39 %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Employee Retirement Trust 36-6042145
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 20,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 20,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 20,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.09  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          3        6



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   TOM BROWN, INC.
                   P.O. BOX 2608
                   500 EMPIRE PLAZA BLDG.
                   MIDLAND, TEX.  79701

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 2,220,000 shares on 12/31/1996
            _________________________

Item 4(b).  Percent of Class: 10.48 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________


         the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          4        6



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/03/1997                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
  Kurt G. Moser, Fiduciary of each         Kurt G. Moser, Vice President of
             of the above                          each of the above
                                                   Page _____ of _____ Pages
                                                          5        6

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          6        6


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         2,200,000 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC                 0 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV                 0 shares
State Farm Balanced Fund, Inc.                   IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP            20,000 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                                  0 shares
  Balanced Account                                                  0 shares
                                                    -----------------
                                                            2,220,000 shares


                                                   Page _____ of _____ Pages
                                                          1        7







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                 17



                    (A fee is not being paid with this statement)



                              VULCAN MATERIALS COMPANY
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      929160109
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        7


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 2,791,200

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 2,791,200

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 2,791,200

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 8.05  %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Investment Management Corp. 37-0902469
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Delaware

 5.  Sole Voting Power: 399,800

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 399,800

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 399,800

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 1.15  %

12.  Type of Reporting Person: IA

                                                   Page _____ of _____ Pages
                                                          3        7


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Savings and Thrift Plan for U.S.
         Employees  37-6091823

 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 486,400

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 486,400

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 486,400

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 1.40  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          4        7



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   VULCAN MATERIALS COMPANY
                   ONE METROPLEX DRIVE
                   BIRMINGHAM, ALA.  35209

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 3,677,400 shares on 12/31/1996
            _________________________

Item 4(b).  Percent of Class: 10.60 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________


         the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          5        7



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/03/1997                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
  Kurt G. Moser, Fiduciary of each         Kurt G. Moser, Vice President of
             of the above                          each of the above
                                                   Page _____ of _____ Pages
                                                          6        7

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


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                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         2,791,200 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC                 0 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV           346,400 shares
State Farm Balanced Fund, Inc.                   IV            53,400 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP                 0 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                            402,800 shares
  Balanced Account                                             83,600 shares
                                                    -----------------
                                                            3,677,400 shares